[JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK LETTERHEAD]    EX-k


September 24, 2009


Board of Directors
Jackson National Life Insurance Company of New York
2900 Westchester Avenue
Purchase, New York 10577

Re:      Jackson National Life Insurance Company of New York
         JNLNY Separate Account IV (Perspective Investor VUL)
         File Nos. 333-109762 and 811-10463

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 13 to a Registration Statement on Form N-6 for the Flexible Premium Variable Universal Life Policies (the "Policies") to be issued by Jackson National Life Insurance Company of New York and its separate account, JNLNY Separate Account IV.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1. JNLNY Separate Account IV is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of premiums made by an Owner pursuant to Policies issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally issued, fully paid, non-assessable contractual interest under such Policies.

You may use this opinion letter, or a copy thereof, as an exhibit to the Post-Effective Amendment No. 13 to the Registration Statement.

Respectfully,

THOMAS J. MEYER

Thomas J. Meyer
Senior Vice President, General Counsel,
Secretary and Director